Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2006, except for the effects of the stock split as discussed in Note 15 to the consolidated financial statements, as to which the date is December 8, 2006, relating to the financial statements and financial statement schedule of Obagi Medical Products, Inc., which appears in the Obagi Medical Products, Inc. Registration Statement on Form S-1 (No. 333-137272).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, CA
February 6, 2007